Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO Announces Appointment of New Director

Dallas, Texas, August 25, 2003.... ENSCO International Incorporated (NYSE: ESV) announced that Rita M. Rodriguez has been appointed by the Company's Board of Directors to join the Board as a Class III Director, effective immediately. Her newly created position as the eighth Director on the ENSCO Board has a term running to the Company's 2004 Annual Meeting of Stockholders. She has also been appointed to serve on the Audit Committee of the Board.

Dr. Rodriguez is a researcher and advisor in the field of international finance who has authored numerous books and articles. Currently a Fellow at the Woodstock Theological Center of Georgetown University, Dr. Rodriguez serves as a member of the Board of Directors and Chairman of the Audit Committee of Affiliated Managers Group, Inc. (NYSE: AMG) and is also a Director of the Private Export Funding Corporation and the Academy for Educational Development.

Dr. Rodriguez was formerly a full-time member of the Board of Directors of the Export-Import Bank of the United States. Nominated by President Reagan and confirmed by the U.S. Senate in 1982, she continued in this position until March 1999 by direction of Presidents Bush and Clinton to become the longest serving director in the history of the Bank. Prior to assuming her position at the Ex-Im Bank, Dr. Rodriguez was a Professor of Finance at the University of Illinois at Chicago and an Assistant and Associate Professor of Business Administration at Harvard Business School.

Dr. Rodriguez holds a B.B.A. from the University of Puerto Rico, as well as a M.B.A and Ph.D from the New York University Graduate School of Business.

Carl F. Thorne, Chairman and Chief Executive Officer of ENSCO, commented "We are extremely pleased to have Rita joining our Board of Directors, and look forward to her contribution. We are confident her experience with U.S. multinational companies, and domestic and foreign government agencies, coupled with her financial expertise, will bring new insight to our Board and Committee deliberations, and will serve to augment our already strong Board of Directors and Audit Committee."

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact: Richard LeBlanc 214-397-3011